KEYPORT KEYSELECT ANNUITY

               SUPPLEMENT DATED DECEMBER 13, 1996
                               TO
               PROSPECTUS DATED NOVEMBER 15, 1996




The following sentence is added after the second sentence of "Death Benefit" on page 4:

     If the Term that includes the date of death is for the Indexed Account and the Term's Floor is equal to 0%, the "(a)" value will recalculated by Keyport and the new value will be the same or higher.

The third complete sentence on page 14 is changed to read:

     The  death  benefit is the greatest  of  the  following
     three  values:   (a)  the Certificate  Value;  (b)  the
     Certificate Withdrawal Value; or (c) the Account Value, except that if the Term that includes the date of death is for the Indexed Account and the Term's Floor is equal to 0%, the third value is instead (i) minus (ii), where:
     (i)  is the Indexed Account Value at the start of  the
     Account   Year  in  which  death  occurs,   with   any
     applicable Index Increase (described on page 50) recalculated as follows: "E" is equal to "F" and "(B-
     D)" is multiplied by the sum of 1.0 plus the number of Account Years from the start of the Year of death to the end of the Term; except that if death occurs in the last Account Year of the Indexed Term and the Designated Beneficiary's surrender occurs after the end of that Term, (i) is instead the Indexed Account Value at the end of that Term; and
     (ii) is the sum of any partial surrenders since the start of the Account Year of death.

The second paragraph of "Market Value Adjustment" on page 52 is changed to read:

     The Treasury Rate for an Account is the interest rate in the Treasury Constant Maturity Series as published by the Federal Reserve Board, for a maturity equal to
     the  number of years specified in "a" and "b".   Weekly
     Series are published at the beginning of the following week. To determine "a", Keyport uses the weekly Series
     first   published   on  or  after   the   most   recent
     Determination Date which occurs on or before the first day of the Account's current term, except that if the first day is the same as the Determination Date or the date of publication, or any date in between, Keyport instead uses the weekly Series first published after the prior Determination Date. To determine "b", Keyport uses the weekly Series first published on or after the most recent Determination Date which occurs on or before the date on which the Market Value Adjustment Factor is calculated, except that if the calculation date is the same as the Determination Date or the date of publication, or any date in between, Keyport instead uses the weekly Series first published after the prior Determination Date. The Determination Dates are the last business days prior to the first and fifteenth days of each month.



                     Client Service Hotline
                     800-367-3653 (press 3)


                         Distributed by:
                Keyport Financial Services Corp.
                         125 High Street
                   Boston, Massachusetts 02110


















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